EXHIBIT 3.3

                            AMENDMENT TO BYLAWS
                                     OF
                   DETROIT & CANADA TUNNEL CORPORATION

     The following Article XI is added to the Bylaws of Detroit & Canada Tunnel Corporation:


                                ARTICLE XI

                            CONTROL SHARE ACT

     Chapter 7B of the Michigan Business Corporation Act does not apply to control share acquisitions of shares of the Corporation.